EXHIBIT 16.3



                           SCHEDULE FOR COMPUTATION OF
                          PERFORMANCE QUOTATIONS OF THE
               KAYNE ANDERSON INTERNATIONAL RISING DIVIDENDS FUND

                              TOTAL RETURN FORMULA
                        n
                  P(1+T)  = ERV


Where:            P        =        a hypothetical initial payment of $1,000

                  T        =        average annual total return

                  n        =        number of years

                  ERV      =        ending  redeemable  value  of a hypothetical
                                    $1,000 payment made at the beginning of the 1, 5 or 10 year periods at the end of each such period (or fractional portion thereof)


For the period from October 18, 1996 (inception) to December 31, 1996:

                             0.20
                  $1,000(1+T)     = $1,025.64 or a total return of 2.56%